SCHEDULE 14A
             Information Required in Proxy Statement

                     SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
                     and Exchange Act of 1934
                       (Amendment No.    )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[X] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to   240.14a-11(c) or
       240.14a-12

                     W.H. Brady Co.
 _________________________________________________________________

         (Name of Registrant as Specified In Its Charter)

 _________________________________________________________________

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction
          applies:
          _______________________________________________________

     2)   Aggregate number of securities to which transaction
          applies:
          _______________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
          _______________________________________________________

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          _______________________________________________________

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          _______________________________________________________

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
                          W.H. BRADY CO.
            NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                    Friday, November 17, 1995

To The Holders of W.H. Brady Co. Class A Common Stock:

     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of W.H. Brady Co. (the "Company") will be held at the Wyndham Hotel, 139 East Kilbourn Avenue, Milwaukee, Wisconsin
53202 on Friday, November 17, 1995 at 9:00 a.m. to consider and act upon the following matters:

     1.   A proposal to amend Article III of the Restated
Articles of Incorporation of the Company to increase the number of shares which the Company has authority to issue from 25,045,000 to 115,045,000, consisting of an increase in the number of authorized shares of Class A Common Stock from 10,000,000 to 100,000,000.

     2.   To approve the proposed dividend of two shares of Class
A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock.

     3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The close of business on October 6, 1995 has been fixed as the record date for determination of shareholders entitled to notice of, and to vote at, the meeting and any adjournments or postponement thereof.

     The matters to be acted upon at the meeting are described in more detail in the accompanying Proxy Statement. Approval of both proposal 1 and proposal 2 requires an affirmative vote of a majority of the outstanding shares of each of the Class A and Class B Common Stock, voting separately. Holders of the Class B stock have indicated their intent to vote for the proposals. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

     It is important that your shares be represented at the meeting. Whether or not you plan to attend the meeting, you are requested to indicate your voting directions, sign, date and promptly return your proxy in the enclosed postpaid envelope. If you later desire to revoke your proxy, you may do so at any time before the voting by giving written notice of revocation to the Company's Secretary, or by giving oral notice to the presiding officer during the meeting.

     A copy of the 1995 Annual Report to Shareholders and a Proxy
Statement accompany this Notice.

                                   By Order of the Board of Directors


                                   ______________________________
                                   Peter J. Lettenberger
                                   Secretary

October 13, 1995
6555 West Good Hope Road
Milwaukee, Wisconsin 53223


PROXY STATEMENT
                          W.H. BRADY CO.
                     6555 WEST GOOD HOPE ROAD
                    MILWAUKEE, WISCONSIN 53223
                          (414) 358-6600

                     SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of W.H. Brady Co. ("Brady" or the "Company") for use at the Special Meeting of Shareholders to be held on November 17, 1995. The meeting will be held in conjunction with the regular Annual Meeting of the Company's Class B Common Stock shareholders. All properly executed proxies will be voted at the meeting. A proxy may be revoked at any time prior to its exercise by giving written notice of revocation to the Company's Secretary, or by giving oral notice to the presiding officer during the meeting.

     Each holder of record of Class A Common Stock and Class B Common Stock at the close of business on October 6, 1995, will be entitled to one vote for each share registered in such shareholder's name on proposals one and two. At that date, there were outstanding [5,507,466] shares of Class A Common Stock and 1,769,314 shares of Class B Common Stock. Approval of both the proposal to amend Article III of the Restated Articles of Incorporation and the proposed stock dividend of two shares of Class A Common Stock on each outstanding share of Class A and Class B Common Stock requires the affirmative vote of a majority of the issued and outstanding shares of each of the Class A Common Stock and the Class B Common Stock, voting separately.
The holders of the Class B Common Stock have indicated their intent to vote for both proposals. Each share of Class B Common Stock entitles its holder to vote for all other matters properly coming before the meeting. Holders of Class A Common Stock are not entitled to vote on other matters coming before the meeting, except as may be required by law.

     The expense of printing and mailing the proxy material, including forwarding expenses to beneficial owners of stock held in the name of another, will be borne by the Company. No solicitation other than by mail is contemplated, except that officers or employees of the Company may solicit the return of proxies from certain shareholders by telephone.

     This Proxy Statement is being mailed to shareholders of record commencing on or about October 13, 1995. A copy of the 1995 Annual Report to Shareholders, including financial statements, is enclosed herewith.

         PRINCIPAL SECURITY HOLDERS AND SECURITY HOLDINGS
                          OF MANAGEMENT

     The following table contains information as to the beneficial ownership of the Company's Class A Common Stock, Class B Common Stock and Cumulative Preferred Stock by each Director, each person known to own more than 5% of any class of such security, and all Directors and executive officers as a group as of August 31, 1995. This beneficial ownership information is based upon information furnished by the specified persons and determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 as required for purposes of this Proxy Statement, which is not necessarily the same as beneficial ownership for other purposes, and includes shares as to which beneficial ownership may be disclaimed. Except as otherwise indicated, all shares are owned directly.

 Title of    Name of Beneficial Owner and    Amount of   Percent
 Class       Nature of Beneficial Ownership  Beneficial  of
                                             Ownership   Ownership

 Class A     Peter J. Lettenberger                          20.2%
 Common      (1)(2)(3)                       1,109,963      20.2%
 Stock       Irene B. Brady (1)(2)                          15.4%
             Richard A. Bemis (1)(4)         1,108,372      15.4%
             Robert C. Buchanan (1)(4)                      15.4%
             Roger D. Peirce (1)(4)          849,431        10.2%
             Elizabeth B. Lurie (2)(5)                       6.3%
             William H. Brady III            849,231         0.6%
             Katherine M. Hudson (6)                         *
             Gary R. Nei                     848,931         *
             Frank W. Harris
               All Executive Officers and    559,290        33.0%
               Directors  as a Group
               (17 persons) (7)              345,824

                                             30,370

                                             1,500

                                             500


                                             1,842,186

 Class B     Peter J. Lettenberger (1)                     100%
 Common      Irene B. Brady (1)(2)           1,769,314     100%
 Stock       Robert C. Buchanan (1)                        100%
             Roger D. Peirce (1)             1,769,314     100%
             Richard A. Bemis (1)                          100%
               All Executive Officers and    1,769,314
               Directors as a Group                        100%
                                             1,769,314

                                             1,769,314


                                             1,769,314

 6%          Peter J. Lettenberger (1)(2)                   69.1%
 Cumulative  Irene B. Brady (1)(2)           2,751          49.9%
 Preferred   Robert C. Buchanan (1)                         48.2%
 Stock       Roger D. Peirce (1)             1,988          48.2%
             Richard A. Bemis (1)                           48.2%
             Elizabeth B. Lurie (2)(5)       1,920          26.8%
             William H. Brady III                            5.9%
               All Executive Officers and    1,920
               Directors as a Group                         80.8%
                                             1,920

                                             1,066

                                             235


                                             3,221

 1979        Elizabeth B. Lurie (2)(5)                      36.7%
 Series      Peter J. Lettenberger (2)       8,071          25.2%
 Cumulative  William H. Brady III                           11.6%
 Preferred     All Officers and Directors    5,529
 Stock         as a Group                                   48.3%
                                             2,542


                                             10,613

 6%          Peter J. Lettenberger (2)                     100%
 Cumulative  Elizabeth B. Lurie (2)          2,600         100%
 Preferred     All Executive Officers and
 Stock,        Directors as a Group          2,600         100%
 1972
 Series
                                             2,600


     *  Indicates less than one tenth of one percent.

     (1) The amount shown includes shares held directly by the William H. Brady, Jr. Marital Trust (the "Marital Trust") and the William H. Brady, Jr. Non-QTIP Marital Trust (the "Non-QTIP Trust) (collectively, the "Trusts"). The Marital Trust owns 687,781 shares of Class A Common Stock, 1,574,866 shares of Class B Common Stock, and 1,709 shares of 6% Cumulative Preferred Stock. The Non-QTIP Trust owns 160,650 shares of Class A Common Stock, 194,448 shares of Class B Common Stock, and 211 shares of 6% Cumulative Preferred Stock. The Trustees of both Trusts are Robert C. Buchanan, Irene B. Brady, Roger D. Peirce, Peter J. Lettenberger, and Richard A. Bemis, each of whom shares voting and dispositive power. All of the Trustees except Mrs. Brady disclaim beneficial ownership of these shares. Irene B. Brady is the widow of William H. Brady, Jr. and the vested beneficiary of the Marital Trust; she is the parent of William H. Brady, III and Elizabeth Brady Lurie (who are contingent remainder beneficiaries of the Trusts) and the grandparent of Elizabeth Irene Pungello.

     (2) Elizabeth B. Lurie and Peter J. Lettenberger are among the directors of the W.H. Brady Foundation, Inc. (the "Foundation") which owns 5,529 shares of the 1979 Series, Cumulative Preferred Stock, 763 shares of the 6% Cumulative Preferred Stock and 2,600 shares of the 6% Cumulative Preferred Stock, 1972 Series. Mr. Lettenberger and Mrs. Lurie are also trustees of the Irene B. Brady Revocable Trust of 1986 (the "1986 Trust"), which owns 259,941 shares of Class A Common Stock and 68 shares of 6% Cumulative Preferred Stock. All such persons disclaim beneficial ownership of shares held by the Foundation and the 1986 Trust.

     (3) In addition to shares beneficially owned as a trustee of the Trusts and the 1986 Trust and as a director of the Foundation, Mr. Lettenberger owns directly 1,590.93 shares of Class A Common Stock.

     (4) In addition to shares beneficially owned as a trustee of the Trusts, Mr. Buchanan owns directly 600 shares of Class A Common Stock and 200 shares through his Keogh Plan; Mr. Peirce owns 500 shares of Class A Common Stock; and Mr. Bemis owns 1,000 shares of Class A Common Stock.

     (5) In addition to the shares owned as a trustee of the 1986 Trust and as a director of the Foundation, Mrs. Lurie owns directly 141,615 shares of Class A Common Stock, or 2.3% of the number of such shares outstanding, 235 shares of 6% Cumulative Preferred Stock and 2,542 shares of 1979 Series Preferred Stock. She is the mother of Elizabeth Irene Pungello, who is the beneficiary of the Elizabeth Irene Pungello Irrevocable Trust (the trustees of which are Nicholas M. Daniels and Shy Lurie, Mrs. Lurie's husband) which owns 157,734 shares of the Class A Common Stock, or 2.9% of the number of such shares outstanding. She disclaims ownership of these shares.

     (6)  Mrs. Hudson owns 2,036.42 shares of Class A Common
Stock and vested options to acquire an additional 28,333.3 shares of Class A Common Stock.

     (7) The amount shown for all executive officers and directors as a group (17 persons) includes options to acquire a total of 79,268 shares of Class A Common Stock which are currently exercisable or will be exercisable within 60 days. It does not include other options for Class A Common Stock which have been granted, but vest at times after October 31, 1995.


         PROPOSED AMENDMENT TO INCREASE AUTHORIZED SHARES

     At the Special Meeting of Shareholders, shareholders will be asked to vote upon a proposal to amend Section A.1. of Article III of the Company's Restated Articles of Incorporation to increase the number of shares of stock the Company is authorized to issue from 25,045,000 to 115,045,000, consisting of an increase in the number of authorized shares of Class A Common Stock from 10,000,000 to 100,000,000. Copies of both the existing provision and the proposed amendment are attached as Exhibits A and B, respectively.

     The principal purpose for increase in the number of authorized shares of the Company's Class A Common Stock is the payment of a stock dividend, described in the following proposal. The additional shares may also be issued at such time, for such consideration, and for such uses as the Board of Directors may determine to be in the Company's best interest. Such uses might include, among other things, future acquisitions, financing arrangements requiring stock, stock splits, future stock dividends, or stock option plans. Except for use in paying the proposed stock dividend described below, however, the Board has no present plans to issue any of the additional shares proposed to be authorized. The additional shares of Class A Common Stock would be available for issuance without further action by the shareholders, and without the expense and delay of calling a special shareholders' meeting.

     Adoption of this proposal to amend the Restated Articles of Incorporation requires the affirmative vote of the holders of a majority of the issued and outstanding shares of Class A Common Stock, voting as a class, and the affirmative vote of a majority of the issued and outstanding shares of Class B Common Stock, voting as a separate class. The holders of the Class B Common Stock have expressed their intention to vote in favor of the proposal.

     The Board of Directors has unanimously approved the Amendment to the Company's Restated Articles of Incorporation and recommends that the shareholders vote to adopt it.


                   PROPOSAL FOR STOCK DIVIDEND

     If the shareholders approve the amendment to increase the number of authorized shares of the Company's Class A Common Stock, and if the Company receives a favorable tax ruling from the Internal Revenue Service, the Board of Directors proposes to declare a dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock. If the amendment increasing the authorized shares of Class A Common Stock is not approved, the Company will not have sufficient authorized, but unissued, shares of Class A Common Stock for the Board to declare such a stock dividend and such dividend will not be declared, notwithstanding the affirmative vote of shareholders on this proposal.

     The Board of Directors has determined to declare a dividend of two shares of Class A Common Stock on each outstanding share of Class A Common Stock and Class B Common Stock only if such dividend is approved by the vote of a majority of the outstanding shares of each of the Class A and Class B Common Stock, voting separately.

     In analyzing this dividend proposal, it is important to keep in mind the relative rights of holders of Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock are not entitled to vote on any corporate matters, except as may be required by law, and holders of Class B Common Stock are entitled to vote on all matters properly presented to shareholders for vote.

     There also are differences in the cash dividend rights of the Class A and Class B Common Stock. Whenever dividends (other than dividends payable solely in shares of the Company's stock) are paid on the common stock, each share of Class A Common Stock is entitled to receive dividends at an annual rate of $.10 in cash (subject to adjustment in the event of any subdivision, combinations, stock splits or stock dividends) before any dividend is paid on the Class B Common Stock.

     In addition, in the event of liquidation of the Company, holders of the Class A Common Stock are entitled to first receive $5.00 per share (subject to adjustment as described above), then holders of the Class B Common Stock are entitled to receive the next $5.00 per share (again subject to the adjustments described above), and thereafter they share pro rata.

     If the proposed stock dividend is approved and annual paid, the cash dividend "premium" on the Class A Common Stock will automatically be adjusted from $.10 per share to $.0333 per share. In addition, if the proposals are approved, the liquidation preference amounts for both the Class A and Class B Common Stock will, as a result of the stock dividend, be automatically adjusted from $5.00 per share to $1.666 per share.

     In determining to recommend the proposed stock dividend, the Board of Directors considered that the present supply of the Company's Class A Common Stock in the public market is relatively limited (approximately 3,650,960 shares at August 31, 1995 were held by persons other than those described under "Principal Security Holders and Security Holdings of Management") and that the closing price of a share of Class A Common Stock on the NASDAQ National Market has increased from $48.50 on August 31, 1994 to $73.00 on August 31, 1995. The proposed stock dividend would have the effect of tripling the number of shares of the Company's Class A Common Stock in the public market and reducing the market price per share to approximately one-third of its current level. As a result thereof, the Board believes that the proposed stock dividend would make the Company's Class A Common Stock more attractive to investors than it is at current market prices, create a broader market for the stock, increase investor interest in the stock, and thereby encourage future growth in the value of the stock.

     The Board further considered that a three for one stock split of both the Class A Common Stock and the Class B Common Stock would achieve similar results, but concluded that the proposed stock dividend has two advantages over such a stock split. First, the increase in the number of outstanding shares of Class A Common Stock resulting from the proposed stock dividend would be approximately 32% greater than the increase in the number of outstanding shares of Class A Common Stock which would result from a stock split. The Board of Directors believes that this additional increase could further enhance the breadth of the market for, and investor interest in, the Class A Common Stock.

     The Board also considered that the proposed stock dividend would provide the current holders of Class B Common Stock (who have no public market for their Class B Common Stock) with a substantial increase in the liquidity of their investment in the Company, without diminishing their voting position in the Company. In particular, the proposed stock dividend would give the two trusts that hold all of the outstanding shares of the Company's Class B Common Stock the opportunity to dispose of part or all of the Class A Common Stock distributed to them in the proposed stock dividend. The holders of the Company's Class B Common Stock have advised the Company that, should the proposed stock dividend be approved, they intend at some point in the future to sell some of the Class A Common Stock which they currently own or which they would receive in the proposed stock dividend in order to help them meet financial or estate needs. Such sales by the present Class B Common Stock holders would have the effect of further expanding the supply of Class A Common Stock available in the public market.

     The Board of Directors realizes that because the holders of the Class A Common Stock are entitled to a $.10 per share cash dividend "premium" over the cash dividend per share payable on the shares of Class B Common Stock, one of the effects of the proposed stock dividend would be to increase the aggregate cash dividend payable to the current Class B Common Stock holders. Based upon the Company's current annual cash dividends at a rate of $1.20 per share of Class A Common Stock and $1.10 per share of Class B Common Stock, the holders of the Class B Common Stock would receive an additional $117,954, or approximately 1.4% of the Company's annual dividend rate.

     The Board of Directors anticipates that the distribution of additional shares of the Company's Class A Common Stock as a result of the proposed stock dividend would not be taxable to shareholders. The Board further anticipates that the dividend shares, when aggregated with the shares of Common Stock upon which they are paid, would have a basis for computing gain or loss equal to the aggregate basis of the shares of Common Stock upon which the dividend shares are paid and that a shareholder's holding period for the dividend shares would include the holding period for the shares of Common Stock upon which the dividend shares are paid. The Company has sought a tax ruling as to these issues from the Internal Revenue Service. If a favorable ruling is not obtained, the proposed stock dividend will not be declared and paid. Shareholders should be aware that inasmuch as four of the members of the Board of Directors are trustees of the trusts which own all of the Class B Common Stock, and two other Directors are beneficiaries of the trusts, there may be an inherent conflict of interest in their recommendation to vote in favor of the stock dividend. If the proposed stock dividend is declared and paid, a comparison of the number and percentage of issued and outstanding Class A and Class B Common Stock shares owned by the trusts before and after the stock dividend would be as follows:

     The William H. Brady, Jr. Marital Trust currently owns 687,781 shares (12.5%) of the Class A Common Stock, 1,574,866 shares (89%) of the Class B Common Stock, and 2,262,647 shares (31.1%) of both the Class A and Class B Common Stock combined, and after the stock dividend would own 5,213,075 shares (26%) of the Class A Common Stock, 1,574,866 shares (89%) of the Class B Common Stock, and 6,787,941 shares (31.1%) of both the Class A and Class B Common Stock combined.

     The William H. Brady, Jr. Non-QTIP Marital Trust currently owns 160,650 shares (2.9%) of the Class A Common Stock, 194,448 shares (11%) of the Class B Common Stock, and 355,098 shares (4.9%) of both the Class A and Class B Common Stock combined. After the stock dividend, it would own 870,846 shares (4.3%) of the Class A Common Stock, 194,448 shares (11%) of the Class B Common Stock, and 1,065,294 shares (4.9%) of both the Class A and Class B Common Stock combined.

     The two William H. Brady, Jr. Trusts combined currently own 848,431 shares (15.4%) of the Class A Common Stock, 1,769,314 shares (100%) of the Class B Common Stock, and 2,617,745 shares (36%) of both the Class A and Class B Common Stock combined. After the stock dividend, they would own 6,083,921 shares (30.3%) of the Class A Common Stock, 1,769,314 shares (100%) of the
Class B Common Stock, and 7,853,235 shares (36%) of the Class A and Class B Common Stock combined.


                          AUDIT MATTERS

     Representatives of Deloitte & Touche LLP, the independent accountants for the Company, will be present at the Special
Meeting of Shareholders to respond to questions and to make a statement if they so desire.

                          OTHER MATTERS

     At the date of this Proxy Statement, the Company has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented to the meeting and on which the Class A Common Stock is entitled to vote.


                      SHAREHOLDER PROPOSALS

     The Company holds annual informational meetings for its shareholders. However, because of the limited voting rights of the Class A Common Stock, the Company does not distribute proxy statements in connection with such meetings. If the Company holds a meeting of shareholders for which a proxy statement is distributed, shareholder proposals must be received at least 150 days prior to such meeting in order to be considered for inclusion in the proxy statement for such meeting.

                        VOTING PROCEDURES

     Abstentions and broker non-votes are not considered to be votes cast under applicable state law and the Company's Restated Articles of Incorporation and Bylaws, although they are counted for purposes of determining a quorum. The Class A Common Stock votes will be counted by the Company's transfer agent, Firstar Trust Company, and certified to the Company in writing.


                                   W.H. BRADY CO.



                                   ______________________________
                                   Peter J. Lettenberger
                                   Secretary

Milwaukee, Wisconsin
October 13, 1995


     A COPY (WITHOUT EXHIBITS) OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K AND FINANCIAL STATEMENTS AND SCHEDULES THERETO FOR THE FISCAL YEAR ENDED JULY 31, 1995 WILL BE PROVIDED WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF THE COMPANY'S COMMON STOCK AS OF THE RECORD DATE FOR THE ANNUAL MEETING ON WRITTEN REQUEST OF SUCH PERSON DIRECTED TO DONALD P. DeLUCA, W.H. BRADY CO., 6555 WEST GOOD HOPE ROAD, MILWAUKEE, WISCONSIN 53223.

                                                        EXHIBIT A

                          W.H. BRADY CO.
                 ARTICLE III.A.1. OF THE ARTICLES
             OF INCORPORATION AS PRESENTLY IN EFFECT


A.   STOCK

     The authorized capital stock of the Corporation shall consist of Twenty-Five Million Forty-Five Thousand Shares
     (25,045,000), itemized by classes and series as follows:

     1. Twenty Million (20,000,000) Shares of Common Stock, one cent ($.01) par value, divided into the following series:

          (a)  Ten Million (10,000,000) Shares of Class A
               Nonvoting Common Stock (the "Nonvoting Common
               Stock"); and

          (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock").

                                                        EXHIBIT B

               ARTICLE III.A.1. OF THE ARTICLES OF
             INCORPORATION AS PROPOSED TO BE AMENDED


A.   STOCK

     The authorized capital stock of the Corporation shall consist of One Hundred Fifteen Million Forty-Five Thousand
     Shares (115,045,000), itemized by classes and series as follows:

     1.   One Hundred Ten Million (110,000,000) Shares of Common
          Stock, one cent ($.01) par value, divided into the following series:

          (a)  One Hundred Million (100,000,000) Shares of
               Class A Nonvoting Common Stock (the "Nonvoting
               Common Stock"); and

          (b) Ten Million (10,000,000) Shares of Class B Voting Common Stock (the "Voting Common Stock") (the Nonvoting Common Stock and the Voting Common Stock are hereinafter collectively referred to as the "Common Stock").